Exhibit 3.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MODERN MEDIA ACQUISITION CORP.

May 17, 2017

Modern Media Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 3, 2017. An amended and restated certificate of incorporation was filed with the Secretary of State of the State of Delaware on February 15, 2017 (the “Prior Charter”).

2. This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”) was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

3. This Second Amended and Restated Certificate amends and restates the provisions of the Prior Charter in its entirety as follows:

ARTICLE I

The name of the corporation is Modern Media Acquisition Corp. (the “Corporation”).

ARTICLE II

Section 1. Registered Office. The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, County of New Castle, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

Section 2. Other Offices. The Corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors (the “Board”), and may also have offices at such other places, both within and without the State of Delaware, as the Board may from time to time determine or the business of the corporation may require.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation including, but not limited to, effecting a merger, share exchange, asset acquisition, stock purchase, reorganization, recapitalization or other similar business combination involving the Corporation and one or more businesses (a “Business Combination”).

ARTICLE IV

Section 1. Authorized Capital Stock. The Corporation is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Corporation is authorized to issue is 110,000,000 shares, consisting of 100,000,000 shares of Common Stock, par value $0.0001 per share, and 10,000,000 shares of Preferred Stock, par value $0.0001 per share.

Section 2. Preferred Stock. The Preferred Stock may be issued in one or more series. The Board is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, powers, preferences and relative participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the right to determine any or all of the following:

(a) the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

(b) the voting powers, if any, and whether such voting powers are full or limited in such series;

(c) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

(d) whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

(e) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

(f) the provisions, if any, pursuant to which the shares of such series will be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

(g) the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity;

(h) the provisions, if any, of a sinking fund applicable to such series; and

(i) any other relative, participating, optional, or other special powers, preferences or rights and qualifications, limitations, or restrictions thereof;

all as may be determined from time to time by the Board and stated or expressed in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a “Preferred Stock Designation”).

Section 3. Common Stock.

(a) The Board is hereby expressly authorized to provide for the issuance of shares of Common Stock from time to time. Subject to the rights of the holders of any series of Preferred Stock and Article X hereof, the holders of shares of Common Stock will be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. Except as otherwise required by law or this Second Amended and Restated Certificate, or in any Preferred Stock Designation, at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote on the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate, or in any Preferred Stock Designation, the holders of the Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate or any amendment to any Preferred Stock Designation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate or any Preferred Stock Designation.

(b) Subject to the rights of the holders of any series of Preferred Stock and Article X hereof and any other provisions of this Second Amended and Restated Certificate, as it may be amended from time to time, the holders of the Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

(c) Subject to the rights of the holders of any series of Preferred Stock and Article X hereof and any other provisions of this Second Amended and Restated Certificate, as it may be amended from time to time, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

Section 4. Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

ARTICLE V

The Board may make, amend, and repeal the Amended and Restated Bylaws (the “Bylaws”) of the Corporation. Any Bylaw made by the Board under the powers conferred hereby may be amended or repealed by the Board (except as specified in any such Bylaw so made or amended) or by the stockholders in the manner provided in the Bylaws of the Corporation. Notwithstanding the foregoing and anything contained in this Second Amended and Restated Certificate or the Bylaws to the contrary, Bylaws 1, 3, 8, 9, 10, 11, 15, 16, 17, 38 and 40 may not be amended or repealed by the stockholders, and no provision inconsistent therewith may be adopted by the stockholders, without the affirmative vote of the holders of at least the majority of the voting power of the outstanding Voting Stock (as defined below), voting together as a single class and provided further that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted. The Corporation may in its Bylaws confer powers upon the Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law. For the purposes of this Second Amended and Restated Certificate, “Voting Stock” means stock of the Corporation of any class or series entitled to vote generally in the election of Directors. Notwithstanding anything contained in this Second Amended and Restated Certificate to the contrary, the affirmative vote of the holders of at least a majority of the Voting Stock, voting together as a single class, is required to amend or repeal, or to adopt any provision inconsistent with, this Article V.

ARTICLE VI

Subject to the rights of the holders of any series of Preferred Stock:

(a) subsequent to the consummation of the Corporation’s initial public offering of securities (the “Offering”), any action required or permitted to be taken by the stockholders of the Corporation may be taken only at a duly called annual or special meeting of stockholders of the Corporation and may not be taken without a meeting by means of any consent in writing of such stockholders; and

(b) special meetings of stockholders of the Corporation may be called only (i) by the Board pursuant to a resolution adopted by the majority of the Board, (ii) by the Chief Executive Officer of the Corporation (the “Chief Executive Officer”), or (iii) by the Chairman of the Board (the “Chairman”).

At any annual meeting or special meeting of stockholders of the Corporation, only such business will be conducted or considered as has been properly brought before such meeting in the manner provided in the Bylaws of the Corporation. Notwithstanding anything contained in this Second Amended and Restated Certificate to the contrary, the affirmative vote of the holders of at least the majority of the voting power of the outstanding Voting Stock, voting together as a single class, will be required to amend or repeal, or adopt any provision inconsistent with, this Article VI.

ARTICLE VII

Section 1. Number, Election, and Terms of Directors. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in any Preferred Stock Designation, the number of directors will be fixed from time to time in the manner provided in the Bylaws of the Corporation. Subject to Section 6 of this Article VII, the Directors, other than those who may be elected by the holders of any series of Preferred Stock, will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated Class I, Class II, and Class III. At any meeting of stockholders at which Directors are to be elected, the number of Directors elected may not exceed the greatest number of Directors then in office in any class of Directors. The Directors first appointed to Class I will hold office for a term expiring at the first annual meeting of stockholders following the effectiveness of this Second Amended and Restated Certificate; the Directors first appointed to Class II will hold office for a term expiring at the second annual meeting of stockholders following the effectiveness of this Second Amended and Restated Certificate; and the Directors first appointed to Class III will hold office for a term expiring at the third annual meeting of stockholders following the effectiveness of this Second Amended and Restated Certificate, with the members of each class to hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Corporation, the successors to the class of Directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are elected and qualified. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in any Preferred Stock Designation, Directors may be elected by the stockholders only at an annual meeting of stockholders. Election of Directors of the Corporation need not be by written ballot unless requested by the presiding officer or by the holders of a majority of the Voting Stock present in person or represented by proxy at a meeting of the stockholders at which Directors are to be elected. If authorized by the Board, such requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder.

Section 2. Nomination of Director Candidates. Advance notice of stockholder nominations for the election of Directors must be given in the manner provided in the Bylaws of the Corporation.

Section 3. Newly Created Directorships and Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in any Preferred Stock Designation and Section 6 of this Article VII, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause will be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director. Any Director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. If the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible; provided, however, that no decrease in the number of Directors constituting the Board may shorten the term of any incumbent Director.

Section 4. Removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in any Preferred Stock Designation and Section 6 of this Article VII, any Director may be removed from office by the stockholders only for cause and only in the manner provided in this Article VII, Section 4. At any annual meeting or special meeting of the stockholders, the notice of which states that the removal of a Director or Directors is among the purposes of the meeting and identifies the Director or Directors proposed to be removed, the affirmative vote of the holders of at least majority of the voting power of the outstanding Voting Stock, voting together as a single class, may remove such Director or Directors for cause.

Section 5. Amendment, Repeal, Etc. Notwithstanding anything contained in this Second Amended and Restated Certificate to the contrary, the affirmative vote of the holders of at least a majority of the voting power of the outstanding Voting Stock, voting together as a single class, is required to amend or repeal, or adopt any provision inconsistent with, this Article VII.

Section 6. Preferred Stock – Directors. Notwithstanding any other provision of this Article VII, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate, including any Preferred Stock Designation, and such directors shall not be included in any of the classes created pursuant to this Article VII unless expressly provided by such terms.

ARTICLE VIII

To the full extent permitted by the DGCL and any other applicable law currently or hereafter in effect, no Director of the Corporation will be personally liable to the Corporation or its stockholders for or with respect to any breach of fiduciary duty or other act or omission as a Director of the Corporation. No repeal or modification of this Article VIII will adversely affect the protection of any Director of the Corporation provided hereby in relation to any breach of fiduciary duty or other act or omission as a Director of the Corporation occurring prior to the effectiveness of such repeal or modification.

ARTICLE IX

Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise subject to or involved in any claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or an officer of the

Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified by the Corporation to the fullest extent permitted or required by the DGCL and any other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith (“Indemnifiable Losses”); provided, however, that, except as provided in Section 4 of this Article IX with respect to Proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee pursuant to this Section 1 in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

Section 2. Right to Advancement of Expenses. The right to indemnification conferred in Section 1 of this Article IX shall include the right to advancement by the Corporation of any and all expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the DGCL so requires, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including without limitation service to an employee benefit plan) shall be made pursuant to this Section 2 only upon delivery to the Corporation of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay, without interest, all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 2. An Indemnitee’s right to an Advancement of Expenses pursuant to this Section 2 is not subject to the satisfaction of any standard of conduct and is not conditioned upon any prior determination that Indemnitee is entitled to indemnification under Section 1 of this Article IX with respect to the related Proceeding or the absence of any prior determination to the contrary.

Section 3. Contract Rights. The rights to indemnification and to the Advancement of Expenses conferred in Sections 1 and 2 of this Article IX shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 4. Right of Indemnitee to Bring Suit. If a claim under Section 1 or 2 of this Article IX is not paid in full by the Corporation within 60 calendar days after a written claim has been received by the Corporation, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to the fullest extent permitted or required by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader reimbursements of prosecution or defense expenses than such law permitted the Corporation to provide prior to such amendment), to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Corporation shall be entitled to recover such expenses, without interest, upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its Board of Directors or a committee thereof, its stockholders or independent legal counsel) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors or a committee thereof, its stockholders or independent legal counsel) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by an Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Corporation to recover an Advancement of Expenses hereunder pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, shall be on the Corporation.

Section 5. Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Second Amended and Restated Certificate, the Bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise. Nothing contained in this Article IX shall limit or otherwise affect any such other right or the Corporation’s power to confer any such other right.

Section 6. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 7. No Duplication of Payments. The Corporation shall not be liable under this Article IX to make any payment to an Indemnitee in respect of any Indemnifiable Losses to the extent that the Indemnitee has otherwise actually received payment (net of any expenses incurred in connection therewith and any repayment by the Indemnitee made with respect thereto) under any insurance policy or from any other source in respect of such Indemnifiable Losses.

ARTICLE X

Section 1. General

(a) The provisions of this Article X shall apply during the period commencing upon the effectiveness of this Second Amended and Restated Certificate and terminating upon the consummation of the Corporation’s initial Business Combination and no amendment to this Article X shall be effective prior to the consummation of the initial Business Combination unless approved by the affirmative vote of the holders of at least sixty-five percent (65%) of the Voting Stock, voting together as a single class.

(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the Securities and Exchange Commission on March 8, 2017, and has been amended or supplemented from time to time, including after the effectiveness thereof (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Corporation’s Public Stockholders (as defined below) and maintained by Continental Stock Transfer & Trust Company, pursuant to a trust agreement described in the Registration Statement (the “Trust Agreement”). Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest of (i) the completion of the initial Business Combination (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation does not complete its initial Business Combination within 18 months from the closing date of the Offering (or 21 months from the closing date of the Offering if the Corporation has executed a letter of intent, agreement in principle or definitive agreement for an initial Business Combination within 18 months from the closing date of the Offering but has not completed the initial Business Combination within such 18 month period) and (iii) the redemption of Offering Shares properly submitted for redemption in connection with a stockholder vote to approve an amendment to this Second Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated its initial Business Combination within 18 months from the closing date of the Offering (or 21 months, as applicable). Holders of shares of the Corporation’s Common Stock included as part of the units to be sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are affiliates of Modern Media Sponsor, LLC (the “Sponsor”), or officers or directors of the Corporation) are referred to herein as “Public Stockholders”; provided, however, that the Sponsor and certain of the Corporation’s directors holding issued and outstanding shares of the Corporation’s Common Stock immediately prior to the Offering (the “Founders Shares”) that are also Public Stockholders will only be treated as a Public Stockholder for purposes of the Offering Shares held by such holder, and not with respect to such holder’s Founder Shares.

Section 2. Redemption Rights.

(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 2(b) and 2(c) of this Article X hereof (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) for cash equal to the applicable redemption price per share determined in accordance with Section 2(b) of this Article X (the “Redemption Price”); provided, however, that the Corporation shall not redeem Offering Shares to the extent that such redemption would result in the Corporation having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934 (the “Exchange Act”)) of less than $5,000,001 (such limitation hereinafter called the “Redemption Limitation”). Notwithstanding anything to the contrary contained in this Second Amended and Restated Certificate, there shall be no Redemption Rights or rights to liquidating distributions with respect to any warrant issued pursuant to the Offering.

(b) The Corporation may offer to redeem the Offering Shares, subject to lawfully available funds therefor, in accordance with the provisions of Section 2(a) of this Article X in conjunction with a stockholder vote on the initial Business Combination pursuant to a proxy solicitation containing the financial and other information about the initial Business Combination and the Redemption Rights as may be required under Regulation 14A of the Exchange Act (such rules and regulations hereinafter called the “Proxy Solicitation Rules”) and shall file the proxy materials with the U.S. Securities and Exchange Commission (the “Commission”). Alternatively, the Corporation may offer to redeem the Offering Shares upon the consummation of the initial Business Combination, subject to the Corporation having lawfully available funds therefor, in accordance with the provisions of Section 2(a) of this Article X pursuant to a tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act (such rules and regulations hereinafter called the “Tender Offer Rules”) which tender offer shall commence prior to the completion of the initial Business Combination, and the Corporation shall file tender offer documents with the Commission that contain substantially the same financial and other information about the initial Business Combination and the Redemption Rights as may be required under the Proxy Solicitation Rules, even if such information is not required under the Tender Offer Rules. The Corporation currently intends to conduct redemptions in connection with a stockholder vote unless a stockholder vote is not required by applicable law or stock exchange listing requirement to approve the proposed initial Business Combination and the Corporation decides, for business or other legal reasons, to redeem the Offering Shares pursuant to a tender offer in accordance with the Tender Offer Rules (and the Corporation has not otherwise withdrawn the tender offer). The Redemption Price per share, if any, payable to holders of Offering Shares tendering their Offering Shares pursuant to such tender offer shall be equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account calculated as of two business days prior to the date of the commencement of the tender offer, including interest earned on the trust account deposits (which interest shall be net of taxes payable), plus interest accrued from the date of the commencement of such tender offer until two business days prior to the consummation of the initial Business Combination (which interest shall be net of taxes payable) by (ii) the total number of then-outstanding Offering Shares. If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on the proposed initial Business Combination pursuant to a proxy solicitation, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares that properly exercise their Redemption Rights (irrespective of whether such holders vote in favor of or against the Business Combination) shall be equal to the quotient obtained by dividing (x) the aggregate amount on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the trust account deposits (which interest shall be net of taxes payable) by (y) the total number of then-outstanding Offering Shares. For the avoidance of doubt, the Redemption Price will be the same whether the Corporation conducts redemptions pursuant to a tender offer or a stockholder vote.

(c) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on the initial Business Combination pursuant to a proxy solicitation, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), shall be restricted from seeking Redemption Rights with respect to more than 20% of the Offering Shares.

(d) In the event that the Corporation has not completed a Business Combination within 18 months from the closing of the Offering (or 21 months, as applicable), the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, subject to lawfully available funds therefor, redeem the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (a) the aggregate amount then on deposit in the Trust Account, including interest earned on the trust account deposits (which interest shall be net of taxes payable and less up to $50,000 to pay dissolution expenses), by (b) the total number of then-outstanding Offering Shares, which redemption will completely extinguish the rights of the Public Stockholders as stockholders of the Corporation with respect to their Offering Shares (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law.

(e) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on the initial Business Combination, the Corporation shall consummate the proposed Business Combination only if (i) such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination and (ii) the redemption of all shares of Common Stock validly tendered would not cause the Corporation to exceed the Redemption Limitation.

Section 3. Distributions from the Trust Account.

(a) A Public Stockholder shall be entitled to receive funds from the Trust Account only as provided in Sections 2(a), 2(b), 2(d) or 7 of this Article X. In no other circumstances shall a Public Stockholder have any right or interest of any kind in or to distributions from the Trust Account, and no stockholder other than a Public Stockholder shall have any interest in or to the Trust Account.

(b) Each Public Stockholder that does not exercise its Redemption Rights with respect to its Offering Shares shall retain his, her or its interest in the Corporation represented by such Offering Shares and shall be deemed to have given his, her or its consent to the release of the remaining funds in the Trust Account to any Public Stockholders exercising their Redemption Rights and, following such payment, the release of the remaining funds in the Trust Account to the Corporation.

(c) The exercise by a Public Stockholder of the Redemption Rights shall be conditioned on such Public Stockholder following the specific procedures for redemptions set forth by the Corporation in any applicable tender offer or proxy materials sent to the Corporation’s Public Stockholders relating to the proposed initial Business Combination. Payment of the amounts necessary to satisfy the Redemption Rights properly exercised shall be made as promptly as practical after the consummation of the initial Business Combination and the delivery of the shares by the applicable stockholder.

Section 4. Share Issuances. Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation that would entitle the holders thereof to receive funds from the Trust Account or vote on any Business Combination.

Section 5. Transactions with Affiliates. In the event the Corporation enters into the initial Business Combination with a company that is affiliated with the Sponsor, or the directors or officers of the Corporation, the Corporation, or a committee of the independent directors of the Corporation, shall obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority or an independent accounting firm that such Business Combination is fair to the Corporation from a financial point of view.

Section 6. No Transactions with Other Blank Check Companies. The Corporation shall not enter into a Business Combination with another blank check company, as such term is defined in Rule 419 of the Securities Act, or similar company with nominal operations.

Section 7. Additional Redemption Rights. If, in accordance with Section 1(a) of this Article X, any amendment is made to Section 2(d) of this Article X that would affect the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not completed its initial Business Combination within 18 months from the closing date of the Offering (or 21 months, as applicable), the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment at a per-share price, payable in cash, equal to the quotient obtained by dividing (i) the aggregate amount then on deposit in the Trust Account as of two business days prior to the approval of such amendment, including interest earned on the Trust Account deposits (which interest shall be net of taxes payable), by (ii) the total number of then-outstanding Offering Shares. The Corporation’s ability to provide such opportunity is subject to the Redemption Limitation.

Section 8. Minimum Value of Target. The Corporation’s Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the signing of a definitive agreement in connection with the initial Business Combination.

ARTICLE XI

The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations they or it may have as of the date of this Second Amended and Restated Certificate or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the officers or directors of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as an officer or director of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

ARTICLE XII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XII; provided, however, that Articles IX and X of this Second Amended and Restated Certificate may be amended only as provided therein.

IN WITNESS WHEREOF, Modern Media Acquisition Corp. has caused this Second Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set forth above.

MODERN MEDIA ACQUISITION CORP.

By:	/s/ Lewis W. Dickey, Jr.
	Name:	Lewis W. Dickey, Jr.
	Title:	President and Chief Executive Officer